Exhibit 8.2

October 13, 2015

LDK Solar CO., Ltd.

Hi-Tech Industrial Park

Xingyu City

Jiangxi Province 338032

People’s Republic of China

Ladies and Gentlemen:

We are qualified lawyers of the People’s Republic of China (the “PRC” and, for the sole purpose of this opinion, not including the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) and, as such, are qualified to issue this opinion on the laws of the PRC.

We are acting as legal counsel with respect to the laws of the PRC for LDK Solar CO., Ltd., a company organized under the laws of the Cayman Islands (the “Company”), in connection with the Company’s registration statement on Form F-3, including the Company’s annual report on Form 20-F for the year ended December 31, 2014 incorporated therein by reference (together, the “Registration Statement”), filed by the Company on the date hereof under the United States Securities Act of 1933, as amended (the “Securities Act”), with the United States Securities and Exchange Commission (the “Commission”) for the registration by the Company of (a) its 5.535% Convertible Senior Notes due 2018 (the “Notes”) and (b) its ordinary shares with a par value of US$0.10 each (“Ordinary Shares”), to be represented by American depositary shares (“ADSs”) for re-sale by the holders thereof pursuant to the prospectus (the “Prospectus”) included in the Registration Statement.

The Notes are constituted by an indenture, dated December 10, 2014 (the “Indenture”) by and between the Company as issuer and The Bank of New York Mellon, London Branch, as trustee thereunder, among other parties, and are each convertible into Ordinary Shares in accordance with the terms of the Indenture.

In rendering the opinions hereunder, we have examined originals or copies, certified or otherwise identified to our satisfaction, of all such documents, corporate records, certificates, governmental approvals, and other instruments as we have considered necessary or appropriate as a basis for the opinions set forth herein, including the following:

•	the Registration Statement;

•	the Prospectus;

•	the executed global certificate representing the Notes; and

•	the executed Indenture.

For the purpose of providing this opinion, we have assumed: (i) the genuineness of all signatures, the authenticity of all documents submitted to us as originals; (ii) the conformity to originals of all documents submitted to us as certified or reproduced copies; and (iii) that all factual statements made in all documents are correct in all material respects. To our best knowledge after due inquiry, the Company has disclosed to us all material facts relevant to this opinion. Where important facts were not independently established to us, we have relied upon certificates issued by governmental agencies and appropriate representatives of the Company and/or other relevant entities and/or upon representations, made in or pursuant to the documents we have reviewed.

We have advised the Company with respect to the PRC taxation in connection with the acquisition, ownership and disposition of the Notes. This advice is set forth under the heading “Taxation – People’s Republic of China Taxation” in the Registration Statement. Under the PRC Enterprise Income Tax Law, an enterprise established outside the PRC with “de facto management bodies” within the PRC is considered a “resident enterprise” of the PRC. The State Administration of Taxation of PRC issued on April 22, 2009 the Notice of the State Administration of Taxation on Issues Relating to the Determination of Chinese-Controlled Enterprises Registered Abroad as Resident Enterprises on the Basis of Their Body of Actual Management , known as Circular 82 (“Circular 82”), to further explain what constitutes “de facto management bodies” within the PRC. However, Circular 82 is applicable only to offshore enterprises controlled by PRC enterprises and/or PRC enterprise groups, but not to those controlled by PRC individuals or foreigners such as the Company. To date, the PRC tax authorities have not pronounced whether an offshore enterprise that is controlled by PRC individuals, such as the Company, would be considered a “resident enterprise” for PRC tax law purposes even if such offshore enterprise meets the “de facto management body” criteria as set forth in Circular 82. Neither have the PRC tax authorities, whether at the central or local level, made a determination in any cases involving a similarly situated offshore enterprise as the Company with respect to its tax status under the PRC Enterprise Income Tax Law even if such offshore enterprise meets the “de facto management body” criteria as set forth in Circular 82. Due to this uncertainty with respect to the Company’s tax status under the PRC tax laws, we are of the opinion as the Company has disclosed in the section entitled “Taxation — People’s Republic of China Taxation” in the Registration Statement. We hereby confirm and adopt the opinion expressly set forth under the above heading in the Registration Statement as representing our opinion as to the material PRC tax consequences of the acquisition, ownership and disposition of the Notes.

This opinion is rendered on the basis of the PRC laws effective as at the date hereof, and further, there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. Any such changes, amendments or replacements may become effective immediately on promulgation.

This opinion is intended to be used in the context specifically referred to herein and each section should be viewed as a part of the whole and no part should be extracted and referred to independently. This opinion is based on the files and documents provided by the Company and stated merely according to the facts which have occurred before the issuing date of this opinion.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, as may be amended or supplemented from time to time, and to (i) the use of our name under the captions “Taxation — People’s Republic of China Taxation,” “Enforceability of Civil Liabilities” and “Legal Matters” in the Registration Statement, (ii) the use of our name in documents incorporated by reference in the Registration Statement, and (iii) the references to us under the caption “Experts” in the Registration Statement, each as such Registration Statement may be amended or supplemented from time to time.

Our offices are located at 23-25/F, Garden Square, 968 West Beijing Road, Shanghai 200041, People’s Republic of China.

Sincerely yours,

/seal/ Grandall Law Firm (Shanghai)

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